Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 May 6, 2025

VanEck Bitcoin ETF has filed a registra on statement (including a prospectus) with the SEC for the  offering to which this communica on relates. Before you invest, you should read the prospectus in that  registra on statement and other documents the issuer has filed with the SEC for more complete  informa on about the Trust and this offering. You may get these documents for free by visi ng EDGAR  on the SEC Web site at www.sec.gov or by visi ng vaneck.com/hodl. Alterna vely, the Trust or any  authorized par cipant will arrange to send you the prospectus if you request it by calling 800.826.2333.